Exhibit 10.6
RESULTS GUARANTEE AGREEMENT between PAVILION TECHNOLOGIES, a Division of Rockwell Automation, Inc. (“Pavilion”) and CARDINAL ETHANOL LLC. (“Customer”) dated effective as of the 30th day of September, 2009.
The parties to this Results Guarantee Agreement are also parties to a Master License Agreement No. PA V00674 dated effective as of September 30, 2009, (“MLA) providing for the license of certain Pavilion products (as described in Schedule A of the MLA), and a Master Services Agreement No. PAV00674 with Work Assignment No. 1 under which consulting services relating to the software are provided (collectively referred to as the “Pavilion Solution”). All terms not defined herein shall have the meanings set forth in the MLA.
1.	Evaluation Term: The Evaluation Term shall commence upon completion of Commissioning, and shall terminate thirty (30) days thereafter.
2.	Evaluation Term Support: Pavilion shall, during the Evaluation Term, provide consulting services to assist Customer in obtaining performance and return on investment from the Pavilion Solution.
3.	Evaluation by Customer: During the Evaluation Term, Customer may evaluate performance of the Pavilion Solution in whatever manner Customer chooses.
If the Pavilion Solution does not provide adequate results during the Evaluation Term, Customer may, by written notice to Pavilion at any time during the Evaluation Term, terminate all further obligations it may have to make additional payments against the Pavilion Solution not providing adequate results and return the Pavilion Solution to Pavilion. If Customer elects to return the Pavilion Solution within thirty (30) days after the start of the Evaluation Term, Pavilion will refund to Customer all payments made by the Customer against the Pavilion Solution so returned, except for those for commissioning services in the amount of 10% of the fixed fee price as set forth in Work Assignment No. 1. No right of return extends to any non-Pavilion item.
Both parties intend that the foregoing evaluation shall be made in good faith. Thus, if Customer fails to commission the Pavilion Solution within four (4) months after delivery of the configured software to Customer, or if Customer ceases or significantly reduces the economic viability of the process on which the Pavilion Solution is installed, Customer has no right to return the Solution and this Results Guarantee Agreement is terminated.

PAVILION TECHNOLOGIES PROPRIETARY AND CONFIDENTIAL	PAV00674 09/30/09

In the event Customer deems the performance of the Pavilion Solution inadequate, the foregoing right of refund and termination shall constitute Customer’s sole remedy and Pavilion shall not be liable for damages or otherwise.

Pavilion
Customer			PAVILION TECHNOLOGIES
CARDINAL ETHANOL LLC			A Division of Rockwell Automation, Inc

By:	/s/ Jeffrey L. Painter		By:	/s/ Greg Jackson

	Name:	Jeffrey L. Painter		Name:	Greg Jackson
	Title:	President/CEO		Title:	Presidnet — RA Pavilion
	Date:	October 14, 2009		Date:	October 14, 2009

PAVILION TECHNOLOGIES PROPRIETARY AND CONFIDENTIAL	2	PAV00674 09/30/09

PAVILION TECHNOLOGIES
A Division of Rockwell Automation, Inc.
MASTER LICENSE AGREEMENT NO. PAV00674
This Master License Agreement (“Agreement”) is entered into this the 30th day of September, 2009 (the “Effective Date”) between PAVILION TECHNOLOGIES, a Division of Rockwell Automation, Inc. (“Pavilion”), a Delaware corporation with its principal offices at 10415 Morado Circle, Building III, Suite 100, Austin, Texas 78759-5638 and CARDINAL ETHANOL LLC, an Indiana limited liability company (“Customer”) with offices at the address set forth in Section 12. In consideration of the mutual covenants and promises set forth herein the parties agree as follows:
1. SOFTWARE LICENSE. Subject to the terms of this Agreement, Pavilion hereby grants to Customer a non-assignable, nontransferable, non-exclusive fee-bearing, term, limited license to use the Software in object code form only for its own internal purposes at the Designated Location. The Software is the object code version of the computer software specified on Schedule A, including software-related methodology and related formal documentation provided by Pavilion. The Designated Location is the site owned and operated by Customer and specified on Schedule A. Additional schedules describing additional Software may be executed by the parties. Upon execution of each such Schedule A by each party, such Schedule A shall be incorporated by reference as part of this Agreement and the additional software products described in such Schedules shall be deemed “Software” under the terms and conditions of this Agreement. Customer shall not move the Software from the Designated Location set forth in the application Schedule A without the prior written consent of Pavilion. Customer acknowledges that the Software includes a license manager which restricts the installation and use of the Software if it is used or moved in an unauthorized manner. Customer will not, nor will it allow any other person to, modify, enhance, reverse engineer, disassemble, delink, or create derivative works of the Software. Customer will not use the Software for any other purpose or on behalf of or for the benefit of any third party (including, but not limited to a service bureau arrangement) except as expressly authorized in this Agreement. For purposes of administrative convenience, Pavilion may include program code, which Customer is not licensed to use along with the copy of the Software distributed to Customer. Customer agrees that it will only use those portions of the Software code to which it holds a license from Pavilion. Customer may make only the minimum number of copies of Software necessary for technical or archival reason and will mark each copy with a clearly legible copyright and confidentiality notice of Pavilion. Pavilion reserves all rights not expressly granted herein. No other rights, whether implied, by estoppel or otherwise, are granted, by this Agreement.
2. SOFTWARE SUPPORT. For a period of ninety (90) days from completion of Commissioning or twelve (12) months from the effective date of the applicable Schedule A, whichever occurs first, (the “Initial Support Period”) Pavilion will provide Customer with the following support services (“Support”) at the Designated Location at no additional charge. Commissioning of a Solution is considered complete when the Solution (including all available and functioning MVs) has operated for one week without a documented fault and with at least a 90% on-control factor. On-control factor is defined as the Software in cascade with available MVs 90% of the time the process database, the communication server, and the process is available. This test is valid only within the operating regions experienced in the process data used to build the model. Unusual or upset conditions shall not be considered valid for this on-control factor test. Documented faults, if they occur, shall be provided to Pavilion in writing with a clear explanation of any symptoms and related events. Further clarifications may be required to enable a timely and expeditious resolution. Notwithstanding the foregoing, if completion of Commissioning is delayed by Customer through no fault of Pavilion, the Commissioning of the Solution shall be considered complete 30 days after Pavilion’s delivery of the developed models ready for Commissioning. Thereafter, Pavilion will provide Customer with Support for the current version of the Software at the Designated Location for an initial period of time and for the fee described on Schedule B in accordance with Pavilion’s then-current support procedures:
•	Corrections and resolutions for problems that Pavilion diagnoses as defects in a currently supported version of the base Software as are generally made available by Pavilion;
•
All modifications, refinements, and enhancements (“Improvements”) which Pavilion elects to incorporate into and make a part of the base Software and which Pavilion does not elect to separately price or market;

•	New releases of the Software which Pavilion elects to make available to its general client base as part of Support; and
•	Access to any electronic support systems, which may be offered by Pavilion to its general customer base as part of Support.
Pavilion will continue to provide Support for additional one year terms for Software at Pavilion’s standard then-current fees unless Customer provides a cancellation notice to Pavilion at least thirty (30) days before the end of the initial or any additional terms. Customer agrees that all Improvements and new releases must be promptly implemented into the Software or the Software may be rendered unusable or nonconforming to Pavilion’s standard specifications, and to release Pavilion from any liability arising from its failure to implement Improvements and new releases. Support does not include support for any third party software. Customer will not alter Software and in no event will Pavilion be obligated to support or maintain any alteration which is not distributed by Pavilion to its general customer base. Customer understands that if it alters the Software subsequent Improvements or new releases may be rendered unusable.
3. SERVICES. Pavilion may provide services other than Support at Pavilion’s then-current rates plus reasonable out-of-pocket expenses, or under the terms of a Pavilion Master Services Agreement.
4. PAYMENT. Customer will pay Pavilion the fees shown on the applicable Schedule within thirty (30) days of the payment due date. All past due amounts are subject to a late charge equal to the lower of 1.5% per month (which is the equivalent of 18% per annum) or the highest lawful rate, beginning on payment due date. The charging of interest is not a consent to late payment. All payments will be in U.S. dollars or such other currency as Pavilion may designate. Prices and charges do not include any amount for any taxes or other charges applicable to the licensing, installation, support or use of the Software, and Customer agrees to pay all such charges within ten (10) days after Customer’s receipt of an invoice or statement from Pavilion or the taxing authority or to reimburse Pavilion for all such charges. Customer will not be entitled to deduct the amount of any such charges from payments made to Pavilion.
5. DELIVERY AND TRAINING. Pavilion will deliver to Customer one (1) copy of the Software in object code and one (1) copy of Software documentation, each on the medium regularly furnished to its general customer base. Pavilion will assume risk of loss or damage to the Software’s physical media while in transit to the Designated Location. After delivery, Customer will assume risk of loss or damage. Customer’s employees may participate in Pavilion’s scheduled training programs held at Pavilion’s offices, if Customer is currently on Support. Training fees will be at Pavilion’s then-current rates, unless otherwise agreed, and payment due at the time of registration.
6. TERMINATION. In addition to the termination rights granted under Section 9 (Limited Warranties and Disclaimers) and Section 10 (Indemnification), this Agreement, or any license it creates may be terminated by either party by notice in writing for a material breach by the other, which is not corrected within thirty (30) days from the date such notice is given. Upon expiration or termination of this Agreement or any license hereunder, Customer will promptly discontinue use of and destroy any copies of the affected Software and Confidential Information in its possession or control and provide Pavilion with a certificate, signed by a duly authorized officer of Customer, that it has complied with this provision. Pavilion reserves the right to terminate this Agreement immediately by written notice to Customer (a) if Customer (i) fails to timely make all payments due under this Agreement, (ii) breaches any of the restrictions on use, assignment, or disclosure of the Confidential Information, or (iii) becomes insolvent or unable to pay its debts as they become due; or (b) if voluntary or involuntary bankruptcy proceedings are instituted by Customer or against Customer, or a receiver or assignee for the benefit of creditors is appointed for Customer. The termination of this Agreement will not prejudice the right of Pavilion to recover any fees due it at the time of termination. Customer agrees to pay the fees, costs, and expenses (including reasonable attorneys’ fees and expenses) reasonably incurred by Pavilion related to Pavilion’s enforcement of its rights or as result of a material breach by Customer of its obligations under this Agreement. Sections 4 (Payment), 6 (Termination), 7 (Confidential Information), 11 (Limit of Liability), and 12 (Notices) will survive any expiration or termination of this Agreement or any license created hereunder.

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7. CONFIDENTIAL INFORMATION. During this Agreement it may be necessary for Pavilion to disclose proprietary or confidential information (“Confidential Information”). Confidential Information includes, without limitation, the Software, including its code, algorithms, logic, design, procedures, internal databases, structure, system, organization, and documentation, support software, technical knowledge or ideas and related materials including all intellectual property rights and information about Pavilion’s internal affairs and business, and the terms and conditions of this Agreement. Customer agrees to protect the confidentiality of the Confidential Information, prevent its unauthorized use or dissemination, use it only for purposes related to the performance of this Agreement, and keep it free and clear of claims, liens and encumbrances. Customer will restrict access to Software and Confidential Information to full-time employees who have a bona-fide need for such access, are under written agreement as part of their employment to protect third party confidential information entrusted to Customer, and have been notified by Customer of the obligations related to Confidential Information imposed under this Agreement. Customer will require each of its employees having access to the Confidential Information to specifically waive any and all rights which Customer or its employees may acquire in the Confidential Information by virtue of any access or use. Customer acknowledges and agrees that Pavilion will have unlimited rights to use, reproduce, and distribute during the term of this Agreement any know-how, ideas, inventions, or trade secrets which are in any way based on, derived from or related to Customer’s use of the Software except that such know-how, ideas, inventions, or trade secrets shall not in any event include any Confidential Information of Customer. Pavilion is entitled, without waiving any other rights or remedies, without the necessity of proving that Pavilion has no adequate remedy at law and without posting a bond, or such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction. Customer agrees to notify Pavilion immediately of any unauthorized possession, use, or knowledge of any item supplied under this Agreement, will promptly furnish details of such to Pavilion, will assist in preventing a recurrence of such unauthorized activity, and will cooperate in any litigation against third parties deemed necessary by Pavilion to protect its proprietary rights. Customer’s compliance with this provision is not a waiver of Pavilion’s right to recover damages or obtain relief against Customer for negligence or intentional harm to its proprietary rights, or for breach of contractual obligations. Pavilion may enter upon Customer’s premises during Customer’s regular business hours to inspect documents, data and software in order to review compliance with the provisions of this Agreement or to remove Software upon termination of this Agreement.
8. OWNERSHIP OF INTELLECTUAL PROPERTY. Customer agrees that all right, title and interest in the Software and Confidential Information, related documentation and any derivative works thereto as delivered by Pavilion and as modified, enhanced, added to, or otherwise developed (whether created by Pavilion or Customer or a third party, in whole or in part), including all copyrights, patents, trade secrets, trademarks, trade dress and other proprietary rights, and all copies thereof will belong solely and exclusively to Pavilion and will be subject to this Agreement. Without limiting the generality of the foregoing, Customer agrees that such items constitute and are based on the confidential information and trade secrets of Pavilion. To the extent that such ownership does not vest in Pavilion by operation of law, Customer hereby assigns such ownership to Pavilion. Customer, upon request, will make reasonable further assurances as may be necessary to confirm Pavilion’s ownership of the same.
9. LIMITED WARRANTIES AND DISCLAIMERS. Subject to the limitations in this Section 9, Pavilion warrants that for a period of ninety (90) days from Commissioning of the Software solution (the “As-Documented Warranty Period”) the Software will operate in accordance with the applicable Pavilion documentation (the “As-Documented Warranty”). The As-Documented Warranty is made for the Customer’s benefit only and does not apply to: (a) the extent the breach is caused by the use of the Software as modified by any person other than Pavilion if there would not have been a breach by the use of the unmodified Software; (b) use of the Software other than in accordance with the documentation; (c) errors or bugs caused by defects, problems or failures of hardware or software not provided by Pavilion; and (d) errors or bugs caused by the action or inaction of any person other than Pavilion. No instance of noncompliance with the As-Documented Warranty will be deemed a breach of such warranty unless reported in writing as described in this Section 9. Pavilion does not warrant uninterrupted or error free operation or that the Software will work with Customer’s hardware, systems, and other software. This warranty does not apply to any third party software provided by Pavilion for use with the Software. Customer will promptly notify Pavilion prior to the end of the As-Documented Warranty Period if the Software substantially fails to perform the material functions during the As-Documented Warranty Period and provide such assistance as reasonably required by Pavilion to enable Pavilion to diagnose and replicate the nonconformity. Such notice will provide Pavilion with a reasonable description of the alleged noncompliance. If Pavilion is able to verify that such failure is caused by errors in the Software as provided by Pavilion, Pavilion will use commercially reasonable efforts to correct the nonconformity within a reasonable period of time following such verification. If Pavilion is unable to correct the nonconformity within such time period, Pavilion may, in its sole discretion either, (a) replace the Software or (b) terminate the license and refund to Customer a pro-rata portion (computed over a 60 month period from the effective date of the applicable Schedule under which the affected Software was licensed) of all initial license fees paid for such Software. The remedies in this Section 9 are the sole and exclusive remedies for any breach of the As-Documented Warranty. Warranty satisfaction is available only if Pavilion’s examination discloses that any alleged defect has not be caused by misuse, neglect, improper installation, operation, maintenance, repair, alteration, or modification by other than Pavilion, The software is complex and may contain some non-conformities, defects and errors. PAVILION DISCLAIMS ANY AND ALL PROMISES, REPRESENTATIONS, AND GUARANTEES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. NO STATEMENT IN THIS AGREEMENT OR ANY OTHER PAVILION DOCUMENT IS INTENDED TO BE A WARRANTY UNLESS IT EXPRESSLY STATES IT IS A WARRANTY AND PAVILION MAKES NO OTHER WARRANTIES, REPRESENTATIONS OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES, REPRESENTATIONS OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THOSE ARISING BY STATUTE OR OTHERWISE IN LAW OR FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF THE TRADE.
10. INDEMNIFICATION. Pavilion will defend any suit or proceeding (the “claim”) brought against Customer alleging that the then current version of the Software, when properly used within the scope of the Agreement and Pavilion’s specifications and documentation, infringes a United States patent or copyright or misappropriates any third party trade secret or other proprietary right (“Infringement”), provided that Customer: (a) promptly informs Pavilion in writing of the claim; (b) gives Pavilion the sole right to control the defense and settlement of the claim; (c) provides all necessary information and assistance for such defense and/or settlement; and (d) take no position adverse to Pavilion in connection with the claim; and provided that the claim is not based upon or arises out of: (e) a configuration or modification of the Software made, specified, or requested by Customer; (f) the use of the Software in a Customer or third-party process or application; or (g) the use of the Software in combination with other equipment, software, or materials not supplied by Pavilion. If Pavilion is obligated to defend and items (a) — (g) above are fulfilled, Pavilion will pay all costs and damages finally awarded or agreed upon by Pavilion that are directly related to the claim. Pavilion’s obligations under this indemnity will be fulfilled if Pavilion, at its option and expense: (h) procures for Customer the right to continue using the affected Software; (i) replaces the Software with non-infringing software having functionality similar to that of the Software; (j) modifies the Software to make them non-infringing while retaining similar functionality; or, (k) if (h) — (j) are not commercially practicable, refunds to Customer all initial license fees paid by Customer for the terminated license, less an amount equal to one sixtieth (1/60th) of such license fees for each month or any portion thereof which has elapsed since the effective date of the

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Schedule under which the copies of the terminated Software was licensed, in exchange for return of the Software. In the event that Pavilion exercises option (k) above, Customer will immediately cease using the affected Software or portion thereof. THE TERMS OF THIS SECTION 10 STATE PAVILION’S SOLE LIABILITY WITH RESPECT TO ANY CLAIM REGARDING THE INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT BY SOFTWARE OR ANY PART THEREOF. Pavilion will have no liability for any claim of Infringement based on (1) use of other than a current, unaltered release of Software available from Pavilion if such Infringement would have been avoided by use of a current, unaltered version of the Software, or (2) use or combination of the Software with non-Pavilion programs or data, if such Infringement would have been avoided by the use or combination of the Software with other programs or data.
11. LIMIT OF LIABILITY. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT OR THE FORM (E.G., CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE) IN WHICH ANY LEGAL OR EQUITABLE ACTION MAY BE BROUGHT, IN NO EVENT WILL PAVILION BE LIABLE HEREUNDER FOR DAMAGES OR ANY REMEDY FOR ANY BREACH OR SERIES OF BREACHES UNDER THIS AGREEMENT, WHICH IN THE AGGREGATE EXCEED THE LESSER OF $2,000,000. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL PAVILION BE LIABLE TO CUSTOMER FOR ANY DAMAGES OTHER THAN ACTUAL DAMAGES. SPECIFICALLY, AND WITHOUT LIMITING THE FOREGOING, PAVILION WILL NOT BE LIABLE FOR ANY LOSS OF PROFIT OR FOR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST OPPORTUNITY, PROFITS, USE, OR SAVINGS) OR FOR ANY CLAIMS OR DEMANDS BROUGHT AGAINST CUSTOMER, EVEN IF PAVILION HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. PAVILION DISCLAIMS ALL LIABILITY RELATIVE TO GRATUITOUS INFORMATION OR ASSISTANCE PROVIDED BY BUT NOT REQUIRED OF PAVILION. THIS LIMITATION OF LIABILITY WILL BE ENFORCED, EVEN IF ANY EXCLUSIVE REMEDY FAILS OF ITS ESSENTIAL PURPOSE.
12. NOTICES. Any notice required or permitted to be made or given to either party will be deemed sufficiently made or given on the date sent if made in English, sent by prepaid certified or registered mail, return receipt requested, or sent by confirmed facsimile or internationally recognized overnight courier to such party addressed to it at the address below, or to such other address as it will be designated by written notice to the other party as provided for in this Section 12.

Pavilion:	Customer:

President — RA Pavilion	Legal
10415 Morado Circle	1554 N. 600 East
Building III, Suite 100	Union City, IN 43790
Austin, Texas 78759 USA
Telephone: (512) 438 1400	Telephone: (765) 964 3137
Fax: (512) 438 1401	Fax: (765) 964 3349
Cc: Contracts Manager	Cc: Contracts Manager
13. ASSIGNMENT. Neither party may transfer, whether by assignment, sublicense, merger, consolidation, operation of law, or otherwise any rights or obligations under this Agreement without the other party’s prior written consent, except that either party may assign the Agreement to a party acquiring substantially all the assets of the assigning party or an Affiliate The consent to any particular assignment will not constitute consent to further assignment. This Agreement will be binding upon the parties and their respective successors and permitted assigns. Any transaction in contravention to this Section will be null and void.
Any unauthorized assignment will be void and of no effect. Notwithstanding any permitted assignment, succession, dissolution, bankruptcy, merger or acquisition of or by Customer, Customer’s obligations (a) to make full payment in accordance with the provisions of this Agreement; (b) to maintain confidentiality in accordance with Section 7; and (c) to preserve Pavilion’s ownership rights to the Confidential Information will survive any such occurrence, and Customer will remain the primary obligor.
14. GENERAL.
Waiver. No waiver will be implied from failure to enforce a party’s rights on one or more occasion and will not affect the right of such party to enforce each provision of this Agreement. The remedies provided in this Agreement are cumulative and each party may exercise all remedies available to it.
Headings, Constructions. Headings are inserted solely for convenience and will not affect construction or interpretation of this Agreement. The parties agree that the terms of this Agreement are the result of negotiations between the parties and will not be construed strictly in favor of or against either party.
Severability. If any provision of this Agreement is held unenforceable, such provision will be severed, and the remaining provisions will be enforced.
Limitation on Actions. Except for Customer’s breach of Sections 1 (Software License), 4 (Payment), 7 (Confidential Information), or 13 (Assignment), no action related to this Agreement or the rights granted hereunder, regardless of form, may be brought by either party more than two years after the cause of action has accrued.
Force Majeure. Pavilion will be excused from delays in performing or from its failure to perform hereunder to the extent that such delays or failures result from causes beyond its reasonable control (including, but not limited to, power loss, telecommunications failure, computer systems failure, fire, flood, other natural disasters, war, strikes, labor trouble, riots, or civil disobedience).
Export Compliance. Customer acknowledges that the Software and related materials are subject to the export license regulations of the United States. Customer will not export or re-export the Confidential Information, or any portion thereof, including the Software, directly or indirectly (including via remote access) outside of the United States unless it complies strictly with all laws, rules and regulations, including all restrictions imposed on end users of the Software and related materials.
Merger, Amendments. This Agreement and any Schedules including any applicable Pavilion Results Guarantee constitute the sole, full, and complete agreement between the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous communications, representations, warranties, conditions, understandings, proposals or previous agreements between the parties, whether oral or written. It will not be modified or supplemented except by a written agreement dated and signed by duly authorized officers of both parties. Any term or condition of any purchase order or other instrument issued by Customer that is in addition to or inconsistent with a provision in this Agreement will not be binding on Pavilion.
Governing Law, Dispute Resolution. This Agreement will be exclusively governed, enforced and controlled by the laws of the United States of America and the State of Indiana, without regard to choice of law and conflicts of law principles. The parties agree that this Agreement is not a contract for the sale of goods. It will not be governed by any codification of Clause 2, 2A or 2B of the Uniform Commercial Code, UCITA or the United Nations Convention on the International Sale of Goods. Customer consents and submits exclusively to courts of competent jurisdiction located in Indiana for the resolution of any claim or dispute relating to this Agreement. Customer agrees that the software is protected under U.S. copyright law and the Berne Convention. Pavilion is an Equal Employment Opportunity and Affirmative Action Employer under United States Executive Order 11246.
Waiver of Sovereign Immunity. Customer expressly acknowledges and agrees that this Agreement is a commercial agreement, and the subject matter of this Agreement is a commercial transaction. Customer expressly waives any and all defenses of sovereign immunity to which Customer might otherwise be entitled.
Registration of Agreement. Customer will be responsible for obtaining any permits or registrations required by any governmental body or regulatory agency for the import and use of the Software into any other country in which Customer is permitted to use the Software, for Customer to make payments under this Agreement, for this Agreement to be enforceable in any country in which this Agreement must be registered, for Pavilion personnel to perform the services under this Agreement or for Customer personnel to attend training provided by Pavilion. If a translation is necessary, Customer will provide such translation at no cost to Pavilion.

PAVILION TECHNOLOGIES	PAGE - 3 -	MLA NO. PAV00674
CONFIDENTIAL AND PROPRIETARY		09/30/09

Third Party Beneficiaries. Each party intends that this Agreement will not benefit, or create any right or cause of action in or on behalf of, any person or entity other than Customer and Pavilion.
Third Party Software. Customer agrees that the warranties and indemnities in this Agreement do not apply to third party software and that it will direct all claims directly to the third party.
Incorporation. In the event of a conflict between a term or condition of this Agreement and any Schedule, the term or condition of such Schedule will control
The terms and conditions of this Agreement are agreed to by duly authorized officers of the parties.

Customer: CARDINAL ETHANOL LLC			PAVILION TECHNOLOGIES A Division of Rockwell Automation, Inc.

By:	/s/ Jeffrey L. Painter		By:	/s/ Greg Jackson

	Name:	Jeffrey L. Painter		Name:	Greg Jackson
	Title:	President/CEO		Title:	President — RA Pavilion
	Date:	October 14, 2009		Date:	October 14, 2009

PAVILION TECHNOLOGIES	PAGE - 4 -	MLA NO. PAV00674
CONFIDENTIAL AND PROPRIETARY		09/30/09

PAVILION TECHNOLOGIES
A Division of Rockwell Automation, Inc.
Schedule A to Master License Agreement
This Schedule A supplements and amends the Master License Agreement No. PAV00674 dated effective as of the 30th day of September, 2009 (the “Agreement”) and is hereby incorporated by reference. Customer agrees its license to use the Software is subject to the limitations in the Agreement and the limitations set forth in this Schedule A, including without limitation, limitations on the number of users, term, applications, controllers and authorized sites.

	Pavilion8®	Pavilion8	Pavilion8	Pavilion8
	Water Balance	Distillation Sieve	Fermentation	Stillage/Evaporation
Software Name	Module	Module	Module	Module

1 . Software Code	8482	8481	8483	8484

2. License Type –	APPLICATION	APPLICATION	APPLICATION	APPLICATION

3. Number of Applications/ Properties/Controllers	1	1	1	1

4. Operating System Platform	WIN 2000	WIN 2000	WIN 2000	WIN 2000

5. Number Of Licenses	1	1	1	1

6. Number of Concurrent Users	Unlimited	Unlimited	Unlimited	Unlimited

7. Designated Location:	Water Balance Union City, IN	Distillation/Sieve Union City, IN	Fermentation Union City, IN	Stillage/Evaporators Union City, IN

8. License Term/License Date	**	**	**	**

9. License Fee US$	***	***	***	***

**
License shall become perpetual upon Acceptance as described on that certain Work Assignment No. 1 to the Master Services Agreement by and between Customer and Pavilion of even date herewith (“MSA”). Upon timely rejection pursuant to the Results Guarantee between the parties of even date herewith, Pavilion will remove the Solution as provided in the Results Guarantee and no further obligations shall exist between the Parties except those specifically set forth in Section 6 of the Agreement and Section 8 of the MSA.

***
License fees and payment terms are included in the total solution pricing as set forth in Work Assignment No. 1 to the Master Services Agreement by and between Customer and Pavilion dated of even date herewith.

Schedule A Definitions
Unit License. Customer is authorized to use the Software for only the number of applications listed above on the Unit listed above. “Unit” means a set of operations or processes that produces a product that is commercially traded.
Initial Support Period. A period of ninety (90) days from Solution Acceptance.
Solution Acceptance. Customer shall give written notice of its acceptance (“Acceptance”) or rejection of the fully installed, integrated, and configured Software, all Commissioned Modules thereto, and the Pavilion Work Product (the “Solution”) on or before 5:00 p.m. on or before the expiration of the Evaluation Period as defined in the Results Guarantee (the “Results Guarantee”) by and between Customer and Pavilion of even date herewith). Failure to provide notice of either acceptance or rejection shall be deemed Acceptance. Upon timely rejection, Pavilion will remove the Solution as provided in the Results Guarantee and no further obligations shall exist between the Parties except those specifically set forth in Section 6 of the Master License Agreement.
Contrary or additional terms contained in this Schedule A, as compared to the Agreement, shall be governed, interpreted, and construed in the following order of precedence: (1) this Schedule A, and (2) the Agreement.

PAVILION TECHNOLOGIES	PAGE - 1 -	MLA NO. PAV00674
CONFIDENTIAL AND PROPRIETARY		093009

The terms and conditions of this Schedule A are agreed to by duly authorized officers of the parties, whose signatures are set forth below, effective as of the 30th day of September, 2009

Customer: CARDINAL ETHANOL LLC			PAVILION TECHNOLOGIES A Division of Rockwell Automation, Inc.

By:	/s/ Jeffrey L. Painter		By:	/s/ Greg Jackson

	Name:	Jeffrey L. Painter		Name:	Greg Jackson
	Title:	President/CEO		Title:	President — RA Pavilion
	Date:	October 14, 2009		Date:	October 14, 2009

PAVILION TECHNOLOGIES	PAGE - 2 -	MLA NO. PAV00674
CONFIDENTIAL AND PROPRIETARY		093009

PAVILION TECHNOLOGIES
A Division of Rockwell Automation, Inc.
MASTER SERVICES AGREEMENT NO. PAV00674
This Services Agreement (“Agreement”) is entered into as of the 30th day of September, 2009 (the “Effective Date”) between PAVILION TECHNOLOGlES, a Division of Rockwell Automation, Inc. (“Pavilion”), a Delaware corporation offices at 10415 Morado Circle, Building III, Suite 100, Austin, TX 78758-5638 and CARDINAL ETHANOL LLC., an Indiana limited liability Company (hereinafter referred to as “Customer”) whose registered office is at 1554 N. 600 East, Union City, Indiana 47390. In consideration of the mutual covenants and promises set forth herein the parties agree as follows:
1. DEFINITIONS.
Change Order: means a written document that describes changes to a Work Assignment and is signed by an authorized representative of each party.
License Agreement: means that certain Master License Agreement No. PAV00674 entered into by and between Customer and Pavilion.
Pavilion Work Product: means all work product that results from services performed by Pavilion for Customer, including, but not limited to, program code, documentation, specifications, logic, and design.
Person-day: means the services of one person full-time for one work day.
Person-hour: means the services of one person for one full hour.
Software Product: means any standard computer software package owned or marketed by Pavilion, and includes all computer code (whether machine or human readable), documentation, and related materials.
Standard Time and Materials Rates: for Person-hours and computer usage means the rates stated on Pavilion’s published rate schedule. Standard Time and Materials Rates for Person-days means the Person-hour rate multiplied by eight (8). Standard Time and Materials Rates for materials means the rates stated on Pavilion’s published rate schedule, if any, and otherwise at Pavilion’s actual cost for the materials. Pavilion may revise its rates at any time by delivering a new rate schedule to Customer. The new rate schedule will apply to any Work Assignments entered after the new rate schedule is delivered to Customer, but will not affect the rates under any Work Assignments signed before its delivery except as agreed to by Pavilion and Customer.
Time and Materials Basis: means the service arrangement described in Section 2.
Work Assignment: means a written, signed document in the form attached to this Agreement, which describes the services to be provided.
2. PAVILION SERVICES.
Work Assignments. Pavilion will provide services to Customer as described on Work Assignments. Each Work Assignment will describe the work to be done and any special provisions applicable to the project. All work by Pavilion will be pursuant to a Work Assignment.
Change Management Procedures. Either party may propose a modification to a Work Assignment in accordance with the following change management procedures and the form attached as to this Agreement. All changes, modifications, or additions to the obligations of either party or to any material aspect of a Work Assignment will require a Change Order. If Customer desires a modification or addition, Customer must submit a written request for a Change Order to Pavilion. If Pavilion identifies the need for or desirability of a change or addition, Pavilion must submit a written Change Order to Customer along with an explanation of reasons that such modification is necessary or desirable. Recognizing that there may be mutually agreed exceptions, the parties intend that all Change Orders contain, but not be limited to, the following information:
•	A description of any additional work to be performed or changes to the performance required of either party;

•	A statement of the impact of the work or changes on the services or other requirements of this Agreement or the related Work Assignment;

•	The estimated timetable to complete the work specified in the Change Order and the impact, if any, on the schedule or costs;

•	Specific individuals initially assigned management responsibilities;

•	Acceptance criteria, if any; and

•	Signatures of authorized representatives of both parties.
Within five (5) business days of the submission of a Change Order, the non-submitting party will notify the submitting party of its acceptance or rejection in writing. Until a Change Order is signed by Customer, Pavilion will continue to work in accordance with the existing Work Assignment, as modified by any prior Change Orders.
Time and Materials Basis. If a Work Assignment states that services will be provided on a “Time and Materials Basis,” then Pavilion’s charges for the services will be determined by the amount of Pavilion personnel time, computer time, and materials used in providing the services, plus reimbursable expenses, rather than by the results achieved. Customer bears the risk of cost overruns and delays on work performed on a Time and Materials Basis. Services will be provided on a Time and Materials Basis and billed by the Person-hour at Standard Time and Materials Rates, unless the controlling Work Assignment specifies differently.
Personnel. Pavilion will try to accommodate Customer’s requests concerning the assignment of personnel to Customer’s projects, but Pavilion reserves the right to determine the assignment of its personnel.
Estimates. If Pavilion provides Customer with an estimate of the cost or timeframe for any services to be provided by Pavilion, the estimate will be made in good faith based on the information known to Pavilion, but is not a binding time or rate quote.
Customer Facilities and Indemnification. Except as stated in a Work Assignment, Customer will provide Pavilion with all required software, hardware, facilities, and furnish all Customer personnel and services required by Pavilion, including a suitable technical environment and necessary operating software, at its site as required by Pavilion personnel. Customer grants to Pavilion and its personnel a non-exclusive, royalty-free license to use such for the purpose of providing services to Customer under this Agreement. Customer warrants that it has the right to permit Pavilion’s personnel to use, for the sole purpose of providing services hereunder, all facilities, hardware, software, and services to which Customer provides Pavilion’s personnel access. If a third party claims that Pavilion’s use of hardware and software which Customer provides to Pavilion infringes a United States patent or copyright or trade secret, Customer will defend Pavilion against that claim at Customer’s expense and pay all costs, damages, and attorneys’ fees during such defense attributable to the claim, and those costs, damages, and attorneys’ fees that a court finally awards or that are provided in a settlement approved by Customer. If a claim of infringement is made or appears likely, Customer may obtain the right for Pavilion to continue using the affected hardware or software, or Customer may cancel Pavilion’s license for the affected hardware or software and/or services and Pavilion will be relieved of any obligation dependent upon Pavilion’s use of such hardware, software or services. This is Customer’s entire obligation to Pavilion regarding any claim of infringement.
General Indemnity. Pavilion agrees to indemnify the Customer from any suit or proceeding by third parties for damage to third-party tangible property and for bodily injury to the percentage extent directly caused by Pavilion negligence in the performance of this Agreement. This indemnity is contingent upon Customer giving Pavilion prompt notice of any such suit or proceeding and all necessary information and assistance so that Pavilion may defend or

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settle such claim and provided Customer does not take any adverse position in connection with such claim. If any such damage or injury is caused by the joint or concurrent negligence of Pavilion and Customer, or any agent, subcontractor, or supplier to Customer, each party shall pay for its own defense, and the liability of each party shall be borne in proportion to the party’s negligence.
Disclaimer of Other Indemnities. THESE INDEMNITIES ARE IN LIEU OF ALL OTHER INDEMNITIES, EXPRESS OR IMPLIED. PAVILION’S INDEMNITY OBLIGATIONS RELATED TO THE SOFTWARE PRODUCTS ARE SET FORTH IN THE LICENSE AGREEMENT AND PAVILION WILL HAVE NO LIABILITY RELATED THERETO UNDER THIS AGREEMENT.
Work Product. Pavilion will be the owner and copyright holder of all Pavilion Work Product. Pavilion grants Customer a non-exclusive license to use all Pavilion Work Product delivered to Customer. Customer’s license to any Pavilion Work Product that relates to the Software Product will be the same as those contained in the License Agreement. Customer’s license to any other Pavilion Work Product will be a non-exclusive, worldwide, paid-up license to use such Pavilion Work Product for Customer’s internal purposes only. Customer acknowledges that the Pavilion Work Product is protected under the copyright laws of the United States and of the Berne Convention.
3. PAYMENT.
Payment Terms. Pavilion is a division of Rockwell Automation, Inc. (“Rockwell”). As such, invoices will be issued by Rockwell Automation, Inc. Customer will pay Rockwell the fees shown on the applicable Work Assignment within thirty (30) days of the payment due date. All past due amounts are subject to a late charge equal to the lower of 1.5% per month (which is the equivalent of 18% per annum) or the highest lawful rate, beginning on payment due date. The charging of interest is not a consent to late payment. All payments will be in U.S. dollars or such other currency designated by Pavilion. Prices and charges do not include any amount for any taxes or other charges applicable to the charges set, services performed or to be performed, or payments made or to be made hereunder, and Customer agrees to pay all such taxes and other charges within ten (10) days after Customer’s receipt of an invoice or statement from Pavilion or the taxing authority or to reimburse Pavilion for all such taxes or other charges. Customer will not be entitled to deduct the amount of any such charges from payments made to Pavilion.
Reimbursable Expenses. Customer will reimburse Pavilion for any actual and reasonable expenses Pavilion incurs to provide services requested by Customer (other than Pavilion’s normal salary and overhead costs). Pavilion will be entitled to reimbursement of expenses in accordance with Pavilion’s then-current travel expense policy. Pavilion will make a good faith estimate of materials and expenses associated with the work to be performed on each Work Assignment, based on information known to it at the time the estimate is made, but such estimates are not binding time or rate quotes.
4. WARRANTY. Pavilion warrants that any services performed for Customer by Pavilion will be performed in a good and workmanlike manner. Customer may not claim a breach of this warranty for any particular services more than ninety (90) days after those services are performed. Warranty satisfaction is available only if (a) Pavilion is provided prompt written notice of the warranty claim, and (b) Pavilion’s examination discloses that any alleged defect has not been caused by misuse, neglect, improper installation, operation, maintenance, repair, alteration, or modification by other than Pavilion, accident or unusual deterioration or degradation. If such services are confirmed to by non-conforming, Pavilion will, at its option, re-perform the service or provide a refund or credit to Customer in the amount paid for the service. THIS WARRANTY IS IN LIEU OF ALL OTHER REPRESENTATIONS, WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING (WITHOUT LIMITATION) THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ANY REPRESENTATIONS, WARRANTIES, OR CONDITIONS ARISING BY LAW OR FROM A COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF THE TRADE. Pavilion does not warrant uninterrupted or error-free operation or performance of the Software Products, Pavilion Work Product or services, that all non-conformities can or will be corrected or that they will meet the Customer’s needs, expectations or requirements. No statement in this Agreement (including Work Assignments) or any other document issued by a party is intended to be a warranty unless it expressly states it is a warranty. In entering into this Agreement, the parties have not relied on any conditions, representations, or warranties except as provided in this Agreement.
5. LIMIT OF LIABILITY. IF PERMITTED BY APPLICABLE LAW, PAVILION WILL NOT BE LIABLE FOR ANY BUSINESS INTERRUPTION OR LOSS OF PROFIT, REVENUE, MATERIALS, ANTICIPATED SAVINGS, DATA, CONTRACT, GOODWILL OR THE LIKE (WHETHER DIRECT OR INDIRECT IN NATURE) OR FOR ANY OTHER FORM OF INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND. PAVILION’S MAXIMUM CUMULATIVE LIABILITY RELATIVE TO ALL CLAIMS AND LIABILITIES, INCLUDING OBLIGATIONS UNDER ANY INDEMNITY, WHETHER OR NOT INSURED, WILL NOT EXCEED $2,000,000. WHERE CUSTOMER’S CLAIM RELATES TO A DEFECT IN A PAVILION WORK PRODUCT OR SERVICE, CUSTOMER WILL GIVE PAVILION A REASONABLE OPPORTUNITY TO CORRECT THE DEFECT. IF PAVILION IS ABLE TO CORRECT THE DEFECT, PAVILION WILL NOT BE LIABLE FOR ANY DAMAGES. PAVILION DISCLAIMS ALL LIABILITY RELATIVE TO GRATUITOUS INFORMATION OR ASSISTANCE PROVIDED BY, BUT NOT REQUIRED OF PAVILION HEREUNDER. These disclaimers and limitations of liability will apply regardless of any other contrary provision hereof and regardless of the form of action, whether in contract, tort (including negligence and strict liability) or otherwise, and further will extend to the benefit of Pavilion vendors, appointed distributors and other authorized resellers as third-party beneficiaries. Each provision hereof which provides for a limitation of liability, disclaimer of warranty or condition or exclusion of damages is severable and independent of any other provision and is to be enforced as such. This Section 5 survives termination of this Agreement.
6. CONFIDENTIALITY. Customer understands that the Pavilion Work Product contains confidential trade secrets of Pavilion. Customer agrees to treat the Pavilion Work Product as such, and to abide by the same confidentiality obligations as are contained in the License Agreement.
7. INDEPENDENT CONTRACTOR. All Pavilion employees performing services hereunder for Customer will be under the exclusive direction and control of Pavilion and will not be considered employees or agents of Customer. Pavilion will be an independent contractor as to Customer and will have authority to control and direct the performance of all services. The relationship of the parties will not be construed as a joint venture, partnership, pooling or team arrangement, or any type of permanent business arrangement. The parties will not have any power to bind the other and will not, under any circumstances, be considered to be an agent or fiduciary of the other.
8. TERMINATION. Either Party may terminate this Agreement or any Work Assignment for a material breach by the other Party (including a breach of a payment obligation), upon thirty (30) days prior written notice to the breaching Party, provided that such breach is not cured during such period, or in the event a cure cannot be feasibly completed within such period, during such longer period reasonably required to complete such cure provided that the breaching Party makes diligent efforts to complete the cure throughout such period. For Insolvency: Either Party may terminate this Agreement (and all Work Assignments not then completed) immediately and without notice if either Party is adjudged insolvent or bankrupt, or if proceedings are instituted by or against a Party (and not dismissed within thirty (30) days of filing) seeking relief, reorganization or arrangement under any laws relating to insolvency, or upon any assignment for the benefit of creditors, or upon the appointment of a receiver, liquidator or trustee of any property or assets, or upon the liquidation, dissolution or winding up of business. Any provision of this Agreement that expressly

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or by implication is intended to continue in force will survive termination of this Agreement, including, without limitation, indemnity, damages, confidentiality terms, services provided by Customer, tax payments and accrued payment obligations.
9. DISPUTE RESOLUTION. It is the intent of the parties that disputes arising under this Agreement be resolved expeditiously, amicably, and at the level within each party’s organization that is most knowledgeable about the disputed issue. The parties understand and agree that the procedures outlined in this Section are not intended to supplant the routine handling of inquiries and complaints through informal contact with customer service representatives or other designated personnel of the parties. Accordingly for purposes of the procedures, a “dispute” is a disagreement that the parties have been unable to resolve by the normal and routine channels ordinarily used for such matters. Before any dispute arising under this Agreement, except as provided below, may be submitted to litigation, the parties will first follow the informal and escalating procedures set forth in this section. The foregoing notwithstanding, any party may in good faith commence litigation at any time to (i) preserve a superior position with respect to creditors, (ii) to prevent the expiration of a relevant statute of limitations or similar bar, or (iii) to preserve its intellectual property.
Management Resolution. The complaining party’s representative will notify the other party’s representative in writing of the dispute, and the non-complaining party will exercise good faith efforts to resolve the matter.
Senior Management Resolution. If such matter remains unresolved ten (10) days after delivery of the complaining party’s written notice, a senior representative of each party will confer within ten (10) days of a request for a meeting or conference call by either party to resolve the matter.
Executive Management Resolution. If such matter remains unresolved five (5) days after such meeting or conference call, a member of each party’s executive management will confer within ten (10) days of a request for such meeting or conference call by either party to resolve the matter.
Mediation. If the parties are unable to reach a resolution of the dispute after following these procedures, or if either party fails to participate when requested, the parties agree to submit the dispute to mediation conducted in Winchester, Indiana, by a single mediator in accordance with the then-current program of mediation of the American Arbitration Association, provided that the mediator will be chosen from a panel of mediators knowledgeable in business information and data processing systems. Pavilion, at its sole discretion, may enforce the confidentiality terms of this Agreement by action in a court of competent jurisdiction, rather than by the procedure set forth in this Section 9.
10. MISCELLANEOUS.
Waiver. No waiver will be implied from failure to enforce a party’s rights on one or more occasion and will not affect the right of such party to enforce each provision of this Agreement. The remedies provided in this Agreement are cumulative and each party may exercise all remedies available to it.
Headings; Constructions. Headings are inserted solely for convenience and will not affect construction or interpretation of this Agreement. The parties agree that the terms of this Agreement are the result of negotiations between the parties and will not be construed strictly in favor of or against either party.
Severability. If any provision of this Agreement is held unenforceable, such provision will be severed, and the remaining provisions will be enforced.
Assignment. Neither party may transfer, whether by assignment, sublicense, merger, consolidation, operation of law, or otherwise any rights or obligations under this Agreement without the other party’s prior written consent, except that either party may assign the Agreement to a party acquiring substantially all the assets of the assigning party or an Affiliate The consent to any particular assignment will not constitute consent to further assignment. This Agreement will be binding upon the parties and their respective successors and permitted assigns. Any transaction in contravention to this Section will be null and void.
Limitation on Actions. Except for Customer’s breach of Sections 3 (Payment), 6 (Confidentiality), or 10 (Assignment), no action related to this Agreement or the rights granted hereunder, regardless of form, may be brought by either party more than two years after the cause of action has accrued.
Force Majeure. If either party is unable to perform its obligations under this Agreement due to circumstances beyond its reasonable control (other than obligations for the payment of money or the maintenance of confidentiality), such obligations will be suspended so long as those circumstances persist, provided that the delaying party notifies the other promptly of the delay and its causes. Except where a delay is caused by the act or omission of the other party (in such event the rights, remedies and liabilities of the parties will be those conferred and imposed by the other terms of this Agreement), any costs arising from such delay will be borne by the party incurring the same.
Export Compliance. Customer will not, and Pavilion will have no obligation to, export or re-export directly or indirectly (including via remote access) any part of the Software Products (including any Confidential Information) to any country for which a validated license is required for such export or re-export (or the export or re-export is prohibited or otherwise restricted) under the United States export laws. Customer will further, at all times, maintain itself in compliance with any applicable requirements of U.S. export control laws, including all restrictions imposed on end users of the Software Products. Customer will be responsible for obtaining all permits or registrations required by any governmental body or regulatory agency for the import and use of the Software Products into any other country in which Customer may be permitted to use the Software Products, for this Agreement to be enforceable in any country in which this Agreement must be registered, for Pavilion to perform services under this Agreement, or for Customer personnel to attend training provided by Pavilion. If a translation of this Agreement is required, Customer will provide the translation at no cost to Pavilion.
Merger; Amendments. This Agreement and any Work Assignments constitute the sole, full, and complete agreement between the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous communications, representations, warranties, conditions, understandings, proposals or previous agreements between the parties, whether oral or written. It will not be modified or supplemented except by a written agreement dated and signed by duly authorized officers of both parties. Any term or condition of any purchase order or other instrument issued by Customer that is in addition to or inconsistent with a provision in this Agreement will not be binding on Pavilion.
Employee Solicitation. During the term of this Agreement and for one (1) year following the earlier of: (i) the termination date of this Agreement; or (ii) the termination of the employee or representative, neither party will directly solicit, induce or hire any employee of the other, with whom they have had contact with as a result of performance under this Agreement. This provision shall survive termination of this Agreement.
Governing Law. This Agreement will be exclusively governed, enforced and controlled by the laws of the United States of America and the State of Indiana, without regard to choice of law and conflicts of law principles. The parties agree that this Agreement is not a contract for the sale of goods. It will not be governed by any codification of Clause 2, 2A or 2B of the Uniform Commercial Code, UCITA or the United Nations Convention on the International Sale of Goods. Customer consents and submits exclusively to courts of competent jurisdiction for the resolution of any claim or dispute relating to this Agreement. Customer agrees that the software is protected under U.S. copyright law and the Berne Convention. Pavilion is an Equal Employment Opportunity and Affirmative Action Employer under United States Executive Order 11246.
Waiver of Sovereign Immunity. Customer expressly acknowledges and agrees that this Agreement is a commercial agreement, and the subject matter of this Agreement is a commercial transaction.

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Customer expressly waives any and all defenses of sovereign immunity to which Customer might otherwise be entitled.
Third Party Beneficiaries. Each party intends that this Agreement will not benefit, or create any right or cause of action in or on behalf of, any person or entity other than Customer and Pavilion.
Third Party Software. Customer agrees that the warranties and indemnities in this Agreement do not apply to third party software and that it will direct all claims directly to the third party.
Incorporation. In the event of a conflict between a term or condition of this Agreement and any Work Assignment, the term or condition of such Work Assignment will control.
Counterparts; Notices; Covenant of Further Assurances. The signatures of the parties need not appear on the same copy of this Agreement, so long as each party signs at least one (1) copy of this Agreement and the copies contain the same terms. Any notice, request, instruction or other communication at any time hereunder required or permitted to be given or furnished by either party hereto to the other will be deemed sufficiently given or made if in writing and sent to the party to be notified at the address and in accordance with the provisions set forth in the License Agreement. Customer and Pavilion agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of Customer and Pavilion will execute and deliver any further legal instruments and perform any acts, which are or may become necessary to effectuate the purposes of this Agreement.
The terms and conditions of this Agreement are agreed to by duly authorized officers of the parties.

Customer: CARDINAL ETHANOL LLC			PAVILION TECHNOLOGIES,
A Division of Rockwell Automation, Inc.

By:	/s/ Jeffery L. Painter		By:	/s/ Greg Jackson

	Name:	Jeffery L. Painter		Name:	Greg Jackson
	Title:	President/CEO		Title:	President — RA Pavilion
	Date:	October 14, 2009		Date:	October

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PAVILION TECHNOLOGIES
A Division of Rockwell Automation, Inc.
WORK ASSIGNMENT — FIXED PRICE BASIS
Work Assignment Number:          - 001
Customer Name:          - CARDINAL ETHANOL LLC
1. Service Description
Pavilion Technologies, a Division of Rockwell Automation, Inc. (“Pavilion”) will provide CARDINAL ETHANOL LLC (“Customer”) with the Services described in Attachment A and Customer shall be responsible for the responsibilities assigned to it herein.
2. Charges
The charges under this Work Assignment are as follows:
2.1 Personnel Time
The total charge for the licenses and personnel time to perform the Pavilion services outlined in Attachment A will be $1,825,000, to be invoiced pursuant to the following milestones:

Definition of payment milestones	% of Project	US $
October 15, 2009	5%	$91,250
December 15, 2009	5%	$91,250
February 15, 2010	10%	$182,500
March 15, 2010	10%	$182,500
May 15, 2010	15%	$273,750
July 15, 2010	20%	$365,000
September 15, 2010	15%	$273,750
Upon Acceptance, as hereinafter defined.	20%	$365,000

Total	100%	$1,825,000

Commissioning of a Module is considered complete when the Module (including all available and functioning MVs) has operated for one week without a documented fault and with at least a 90% on-control factor. On-control factor is defined as the Software in cascade with available MVs 90% of the time the process database, the communication server, and the process is available. This test is valid only within the operating regions experienced in the process data used to build the model. Unusual or upset conditions shall not be considered valid for this on-control factor test. Documented faults, if they occur, shall be provided to Pavilion in writing with a clear explanation of any symptoms and related events. Further clarifications may be required to enable a timely and expeditious resolution. Notwithstanding the foregoing, if completion of Commissioning is delayed by Customer through no fault of Pavilion, the Commissioning of the Module shall be considered complete 30 days after Pavilion’s delivery of the developed models ready for Commissioning.
Solution Acceptance. Customer shall give written notice of its acceptance (“Acceptance”) or rejection of the fully installed, integrated, and configured Software, all Commissioned Modules thereto, and the Pavilion Work Product (the “Solution”) on or before 5:00 p.m. on or before the expiration date of the Evaluation Period as defined in the Results Guarantee (the “Results Guarantee”) by and between Customer and Pavilion of even date herewith). Failure to provide notice of either acceptance or rejection shall be deemed Acceptance. Upon timely rejection, Pavilion will remove the Solution as provided in the Results Guarantee and no further obligations shall exist between the Parties except those specifically set forth in Section 6 of the Master License Agreement and Section 8 of the Master Services Agreement.
2.2 Additional Project Costs to Customer (not included)
OPC software to allow Pavilion Model Predictive Control (“MPC”) supervisory control to communicate with the Plant DSC. Cost is for 3rd party to modify the DCS configuration to support remote/external set points and to purchase, configure and install OPC software
Additional instrumentation: Syrup and slurry density assumed functioning. An on-line HPLC data trend/communication system is recommended. Anhydrous analyzer shall be checked and functioning up to limit of product specification.

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One dedicated server class duel-processor PC with high speed remote access.
SQL Server license (Microsoft SQL Server Standard Edition (2000, 2005, or 2008), with SQL Server Browser Service and mixed-mode authentication)
2.3 Reimbursable Expenses
In addition to the charges described above, Customer will reimburse Pavilion for expenses incurred in providing the services as described in this Work Assignment in accordance with the Services Agreement. Expenses are currently estimated based on anticipated travel and living costs at site at $32,000. Pavilion will provide copies of such reimbursable expenses with the invoice for same. Pavilion will not exceed the estimated expenses without the express written consent of Customer.
2.4 Remote Access
All remote access charges related to Pavilion’s performance of the Services are included in the costs identified in Section 2.1 above. In the event remote access is terminated by either party in accordance with Attachment B, the total charge stated in Section 2.1 will increase by ten percent (10%).
3. Period of Assignment; Non-Cancelable
Customer authorizes Pavilion to begin work upon execution of this Work Assignment and continue until the services described above are complete. The services contracted for in this Work Assignment are committed and are non-cancelable by Customer.
4. Location of Services.
The services will be performed at the Customer’s facilities in Union City, Indiana and Pavilion’s facilities in Austin, Texas.
5. Change Management
Changes to the Project may be requested at any time by either the client or Pavilion Management Team. Since a change could affect the price, schedule or other terms of the engagement, any proposed changes to the project’s scope, tasks or deliverables will be evaluated by the Pavilion Project Management Team to determine if the scope of the terms and conditions established for the project has changed. Pavilion’s change management methodology shall be utilized to manage change and scope.
6. Incorporation of Agreement.
This Work Assignment is subject to and incorporates the terms of the Master Services Agreement PAV00674 effective as of the 30th day of September, 2009.

CARDINAL ETHANOL LLC			PAVILION TECHNOLOGIES
A Division of Rockwell Automation, Inc.

By:	/s/ Jeffery L. Painter		By:	/s/ Greg Jackson

	Printed Name:	Jeffrey L. Painter		Printed Name:	Greg Jackson
	Title:	President/CEO		Title:	President — RA Pavilion
	Date:	October 14, 2009		Date:	October 14, 2009

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ATTACHMENT A TO WORK ASSIGNMENT NUMBER 001
CARDINAL ETHANOL LLC,
DRY MILL ETHANOL PLANTWIDE MPC
I. SCOPE OF SERVICES
The plant wide solution for the Customer’s facility in Union City, Indiana encompassed in this proposal includes:
A.	Milling/Water-Balance APC to manage slurry solids and water inventories through fermentation and current plant balance.
B.	Fermentation APC toward model predictive batch fermenter and enzyme usage control.
C.	Ethanol distillation and molecular sieve APC.
D.	Dryer, Evaporator and Stillage Management APC
collectively, the “Solution”.
A.
The Milling/Water Balance APC Module manages the fermentation gap, liquefaction solids and %backset to enable a consistent feedstock to fermentation. A slurry solids inferred property model along with overall plant throughput targets will adjust milled corn rates and the primary cook water flow control to maintain a targeted %solids to fermentation. Water balance will manage %backset, fermentation gap, primary inventory levels and %contributions of other water sources to maintain a consistent, targeted water balance in the fermentation feed. The primary handles available include process water to the fermentation scrubber, backset rates, cook water feed, slurry flowand other specific water balance handles. In the controller unit critical operating constraints including cook temperature and pressure control limits and various holding level limits will be observed and operated within by the model predictive control system. The slurry system will be managed to minimize NH3 slippage through pH and temperature controller tuning.

B.
The Fermentation APC Module manages the batch utilization of yeast and enzyme through predictive and closed-loop control of end of batch sugars and ethanol concentration in the seven fermenters at the customers site. This Module will utilize inferred quality analyzer predictions biased to HPLC data entry sampling the fermenter and providing real-time concentration information including ethanol and dextrose concentrations. The Module will adjust enzyme addition rates in cook/liquefaction and in fermentation as well as closed-loop continual adjustment of fermenter temperatures. The Module will take into account fermentation time and available cooling water temperatures and where utilized make good usage to manage chiller usage and online temperature logic. Continual, gradual adjustment of temperatures will maximize yeast performance at minimum costs. Adjustment of liquefaction targets will maximize fermenter end-of-batch ethanol content at high ethanol yields per bushel.

C.
The Ethanol distillation and molecular sieve APC will include a rectifier overhead quality model to manage critical operating constraints to respond to changing parameter and steam system demand changes in real-time with stable continuous intelligent control actions at Customer’s dry-mill ethanol facility. Additionally, an energy management system will review the demands on the ethanol distillation to minimize steam demands and improve throughput. Control models will incorporate beer feed rates, evaporator steam, rectifier reflux, side stripper and cook flash steam, sieve feed rate, sieve feed temperature and back-pressure within the pressure limits of the sieve beds in both trains of beds.

D.
The Dryer, Evaporator and Stillage management APC includes models on four ICM design dryers (A&B and C&D), evaporator and centrifuges (6) to manage critical operation constraints to respond to changing syrup moisture levels and stillage system demand changes in real-time with stable continuous intelligent control actions. The dryer and evaporator energy model (MPC) will be tied to the distillation and sieve control model to coordinate energy moves because of the heat integration of these various units. Syrup solids inferred property model will be controlled and stabilized in real time as part of the evaporator control algorithms. TO controls on both thermal oxidizers and where available dryer controllers will be managed to minimize energy costs and stabilize steam pressure.

Pavilion Responsibilities
The scope of the Pavilion’s responsibility is the following:
•	Recommendation of required hardware, operating system, any third-party software and integration of Pavilion software.

•	Pavilion off-line and run-time software for the Solution described in this proposal

(APC/optimization) including standard driver software to your DCS through a standard OPC interface.

•	Regulatory controller tuning will be jointly accomplished and Pavilion will provide consulting on existing loops that will interact with the APC Solution.

•	Informal application training of designated personnel during commissioning, which includes if desired four-hours for a course and support for the Customer training team per application.

•	Deployment of standard Pavilion8 screens configured to monitor applications described in this scope.

•	Functional design and final documentation.
Water Balance and Slurry Solids Scope
•	Develop, deploy and commission Slurry solids quality models from operator samples.
•	Tune cook, water flow, pressure, temperature and pH controllers as required.

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•
Application design, development, and commissioning for the applications described here as needed to stably manage slurry solids, %backset, process water and fermentation gap as well as continuously, stably and efficiently operate these mills, water cycles and fermentation water constituents.

Fermentation APC Scope
•	Develop, deploy and commission fermentation batch quality models from operator fermenter sampling and HPLC results.

•	Tune enzyme flows and fermentation vat, feed and yeast prop temperature controllers as required.

•
Application design, development, and commissioning for the applications described here as needed to stably manage fermentation end ethanol and residual sugars as well as continuously, stably and efficiently operate these fermenters and maximize ethanol yields or capacity depending on current economic objectives.

Ethanol Distillation and Sieve Scope
•	Develop, deploy and commission a rectifier reflux quality model from operator samples

•	Tune distillation controllers as required

•	Develop, deploy and commission an ethanol distillation system controller that stabilizes 190 proof product.

•
Adjust targets on overhead ethanol quality, side stripper DT, beer column DT and steam to the syrup evaporator to reduce distillation steam/gal of 190 proof product and manage distillation/sieve drying capacity based on reflux proof target control.

•	Develop, deploy and commission an ethanol product quality model from operator samples through Karl Fisher moisture models.

•	Tune sieve controllers as required.

•
Develop, deploy and commission a model-based molecular sieve controller that manages back-pressure, vaporizer temperature and sieve feed rate to provide a stable, targeted anhydrous product within specification.

•	Adjust targets on product ethanol purity, pressure drop limits and target feed rates to increase anhydrous product water content and yield
DDGS Dryer, Evaporator, TO and Stillage Management Scope
•	Develop, deploy and commission a DDGS moisture model from operator samples

•
Application design, development, and commissioning for the applications described here as needed to reduce fuel consumption per ton DDGS and increase average DDGS moisture (and yield) as well as stably and efficiently operate these evaporators, centrifuges, TO and stillage inventory tankage.

•
The plant-wide solution shall also enable overall plant throughput management to balance the controlled plant sections to either a targeted production (i.e. Ethanol production) or if unachievable under unit operating limits the maximum achievable production. It will tie these four plant Module sections together in a common control environment that coordinates throughput.

Items not included:
•	All items listed in the Customer scope of supply below.

•
Custom software development of any kind, including non-standard interface/drivers between Pavilion software and Customer’s automation system or historian. Pavilion can facilitate this as a project change-order if required.

•	RTO or package boiler control. (none anticipated)

•	PEMS model development or deployment — project management of NOx limits (if relevant, not anticipated) assumes an available signal from an installed and tested CEMS unit.

•	Exclusivity arrangements of any kind. Pavilion retains the rights to use the engineering and applications knowledge developed on this project in other plants.
Pavilion will be permitted to quote general detail on contract award and system performance, such as percentage of improvement in output, quality range and uptime; project timeframe and payback time estimates; graphic screen captures demonstrating controller actions (but which protect Customer’s confidential information).
Assumptions:
1.	DCS is Siemens APACS with a Siemens APACS software OPC interface (standard with Pavilion8).

2.	Pavilion will continue to be able to adjust targets on the controlled plant sections after discussions with Customer’s Project Manager or his designate (as required).

3.
Customer will assign documented work on DCS configuration to support the connectivity and integration with the above control system including: operator entry of lab values for model biasing, remote/computer access to specific MV controllers, target and limit entry for desired operator controlled APC objectives, bumpless transfer from computer to automatic controller modes and automated shedding and alarming on communication failures of these remote loops. This shall be accomplished using means acceptable within customer’s ICM agreements.

4.
Pavilion and Customer will identify any required interface software and Customer will as necessary acquire additional licenses (est. $7,000/plant for required DCS OPC or other Pavilion specified supported interface).

5.	Remote access to the control computer will be made available at the site kickoff and should be tested and working before the installation of the 1st Pavilion models.

6.
Existing and additional instruments are required to complete this work – Pavilion requires a functioning 200 proof product analyzer from the sieves (Anton Paar or Chino recommended, if NIR utilized it is to be installed and calibrated including samples up to 0.80 wt%). It is assumed that the density analyzers on slurry flow, syrup draw are reliable and relatively consistent. It is also assumed that continuous glucoamylase addition is controllable and measured with signals to and from the control system. Finally, it is recommended that data collection and communication with the fermentation HPLC sampling including connectivity to either the Pavilion PC or the DCS be installed.

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7.
All critical manipulated variables (current controllers) on system (including mill speed or flow, cook water flow, backset rates, process water flow and slurry flow, fermentation feed temperature, fermenter temperatures, continuous alpha amylase and glucoamylase flow controllers, evaporator syrup draw, evaporator steam, centrifuge flows, dryer gas flow, syrup flows, TO gas flow, TO ID and combustion air dampers, beer column feed, centrifuge feeds, rectifier reflux, side stripper steam, cook flash steam, sieve feed flow, sieve feed/.back pressure and sieve vaporizer temperature) are all adjustable from the DCS control system. Where critical variables are unavailable except through manual operator hand valves, Pavilion should be informed and a joint decision will be made on either automating these valves or the impact of having these controllers unavailable to the proposed MPC system. In the event that any one of these controllers has malfunctioned and cannot be replaced within a 30 day period from the scheduled Module commissioning dates, this controller will be removed from the scope of supply. It will then be earmarked as a task item to be done under a separate maintenance contract.

Customer Scope
The scope of Customer’s responsibilities includes, but is not limited to, the following (this includes tasks Customer may assign to third parties under appropriate contractual terms.):
Customer’s deliverables include, but are not limited to, the following (This includes tasks Customer may assign to third-parties under appropriate contractual terms.):
•	Assisting with functional design (including design review) at site.
•	Assist with data collection and historic data configuration and extraction.
•	Familiarization with Pavilion software for basic application maintenance (formal training is available separately).
•	Purchase and installation of new instruments, as required (none anticipated).
•	Checking and calibration of existing instruments, as required.
•
Purchase and installation of PC(’s) and any third-party manufactured software and interfaces for Pavilion software to communicate with the DCS/SCADA (i.e. Siemens OPC and pcAnywhere are assumed). PC hardware requirements will be provided on request, but a standard Windows server-class PC should be assumed.

•	Input signal conditioning and manipulation within the SCADA or DCS (none additional anticipated);
•	Co-ordination of on-site testing (step testing, lab sampling etc.).
•
DCS point building for input signals (including current laboratory results on DCS/SCADA), database functions, operator-enabled facility for Pavilion On/Off control and lab result tags configured to client’s standard protocols, using a basic operator display system from the DCS/SCADA vendor. Approximately 8 work-weeks is estimated for this activity for the plant; however a firm estimate is strongly recommended to be requested from the DCS system integration service provider. Based on recent customer notes from ICM a delivery method, which satisfies your ICM agreements is recommended.

•	Installation services and interface communication checkout of all programs in the supervisory computer and the DCS.
•	Internet, Modem/phone-line or other remote access under Customer’s control to online PC for Pavilion’s use during and after the project is assumed.
•	Participating in installation and commissioning of Pavilion technology.
•	Training operators and preparation of operator documentation beyond initial Pavilion operator training and Pavilion users guide.
•	Maintaining and supporting the delivered applications after commissioning of those applications.
•	Any management-of-change requirements or ISO documentation preparation
Water Balance and Liquefaction Solids
•
Collect sufficient and reliable slurry product samples for identification in the lab using current analyzers as available to develop accurate dynamic predictive models for the slurry solids. This is assumed to be data over a five-day period of cook and liquefaction testing with samples taken every 30 minutes.

•	Update the DCS system to enable control on the water balance and liquefaction controllers and data entry for the liquefaction solids.
Fermentation
•
Update the DCS system to enable control on the fermenter/yeast prop enzymes and fermentation temperature controllers and data entry for the fermentation HPLC results. Installation of a real-time HPLC sampling, trending and communication protocol between DCS or Pavilion computer and the laboratory HPLC assumed.

•	Execute fermentations over two weeks with the described online analyzers testing with optimal fermentation trajectories as calculated by the Pavilion offline fermentation optimization models.
Ethanol Distillation and Molecular Sieves
•
Collect sufficient rectifier overhead samples for identification in the lab using temperature compensate density or better analyzers as available to develop accurate dynamic predictive models for the distillation column. This is assumed to be data over a five-day period of distillation tower testing with samples taken every 30 minutes.

•	Update the DCS system to enable control on the distillation tower controllers and data entry for the distillation tower reflux proof.
•	Update the DCS system to enable control on the molecular sieve controllers and data entry for the ethanol product purity.

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DDGS Dryer, Evaporator and Stillage Management
•
Collect sufficient evaporator syrup product moisture samples for identification with rapid oven method currently used to develop accurate dynamic predictive models for the evaporator. This is assumed to be data over a four-day period of evaporator unit testing with samples taken every 30 minutes.

•
Collect sufficient DDGS dryer product samples for identification with rapid oven method currently used to develop accurate predictive models of DDGS moisture. This is assumed to be data over a four-eight day period of dryer unit testing with samples taken every hour.

•	Update the DCS system to enable control on the dryer and evaporator and data entry for the DDGS and dryer moistures and evaporator solids.
Customer’s Project Manager
Jeff Painter
1554 N. 600 East
Union City, Indiana 47390
(765) 584 2209
(765) 584 2224
jpainter@cardinalethanol.com
Miscellaneous
•
All orders are subject to acceptance at Pavilion’s company headquarters. No form of acceptance except Pavilion’s acknowledgment in writing, mailed to the buyer shall constitute a valid acceptance of a customer’s order. Any terms and/or conditions in addition to or in conflict with the terms and conditions to the attached Master License Agreement, Schedule A to the Master License Agreement, Services Agreement and Work Assignment Number are rejected unless such terms shall have been accepted in writing by Pavilion.

•
Changes in scope, lost time, or work which must be duplicated, through no fault of Pavilion Technologies, will be subject to Pavilion’s change order process, and will be invoiced to Customer at Pavilion’s hourly rate.

•	All out-of-scope engineering services will be billed at the end of each month in which services are performed, or after completion of the project, whichever occurs first.
•
Customer and Pavilion will mutually agree to a project schedule. Delays due to equipment or personnel limitations under Customer’s control that increase Pavilion’s costs will be invoiced to Customer unless sufficient notice to avoid the cost is provided. These increased costs may be due to underutilized personnel or unnecessary equipment mobilization/demobilization.

•	Travel and living expenses associated with engineering services will be invoiced at the end of each month in which they are incurred.
•	All invoices are net due 30 days and in US dollars.
•	FOB Austin, Texas, USA.

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ATTACHMENT B TO WORK ASSIGNMENT NUMBER 001
CARDINAL ETHANOL LLC
DRY MILL ETHANOL PLANTWIDE MPC
Remote Access Obligations
Pavilion has built a discount of 10% into the pricing of this fixed price project provided the Customer allows Services to be provided via remote access. To qualify for this discount the attached performance requirements must be met.
1.	Ownership
a.	Customer must provide a point of contact for resolution of remote access issues.
b.
Customer will retain complete control of the remote access and take all commercially reasonable measures to protect the Customer System from unauthorized access. PAVILION WILL NOT HAVE ANY LIABILITY FOR THE ACTS OR OMISSIONS OF THIRD PARTIES IN CONNECTION WITH THE PROVISION OF REMOTE ACCESS SERVICES.

c.	Customer will be responsible for all reasonable technical, administrative and financial obligations with respect to communication costs incurred in providing Remote Access Services.
2.	Functional capabilities
a.	Pavilion can view and control the computer desktop, including use of the “start” button and viewing programs running locally on the computer.
b.	While working via remote access, Pavilion has an account with privileges sufficient to perform application engineering activities.
c.	The remote access link must allow bi-directional file transfer capability for both ASCII and binary files.
d.	The remote access link must allow a remote user to browse to all Pavilion application web pages from the local system desktop.
e.
For sites with Pavilion applications on multiple computers, the remote access host must allow the remote user to tunnel (extend) remote access from the remote access host through the Customer network to additional computers through the use of VNC, PcAnywhere, Timbuktu, Remote Desktop or other remote access software.

3.	Performance
a.	The time required to log in to local desktop must be less than five (5) minutes.
b.	The time required to open a 100 KB file in Notepad, modify the last line, and save the modified file must be less than one (1) minute.
c.	The time required to browse to Pavilion application logon web page must be less than fifteen (15) seconds.
d.	The time required to transfer a 100 KB file in either direction must be less than one (1) minute.
4.	Availability
a.
If human assistance is required from the customer to gain access (e.g., activate a modem), it must be possible to contact the technician and establish connectivity during normal Customer business hours within one (1) hour.

b.	Remote access may continue beyond normal business hours. Remote access will be terminated by Pavilion, and if requested, notification of termination will be made upon disconnect.
c.	Under normal circumstances, connections must last at least one (1) hour without disruption.
As a condition to the use of Customer’s remote access system, Pavilion agrees:
1.	To comply with Customer remote access guidelines provided to Pavilion in writing by Customer.
2.	To only use the Customer System for Remote Access Services purposes.
3.
That it will not seek information on, obtain copies of, or modify files, tapes, passwords or any type of data belonging to other Customer System users unless specifically authorized to do so as part of the Remote Access Services.

4.
That it will not use the Customer System to intentionally develop or execute programs that could harass other Customer System users, infiltrate the Customer System, or damage or alter the Customer System.

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